Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal Year 2024 Earnings

Fourth Quarter In Line with Expectations; Announces Accretive Footprint Optimization Program

Fourth quarter financial results

•

Fourth quarter loss per share[1] was $3.48 versus loss per share of $0.21 in the year-ago quarter. Loss per share in the current quarter includes a non-cash charge for valuation allowance on deferred tax assets primarily related to opioid liabilities recognized in prior periods, and non-cash impairment charges for CareCentrix goodwill and equity investment in China

•

Adjusted earnings per share (Adjusted EPS2) was $0.39, down 40.8 percent on a constant currency basis driven by net reimbursement pressure, lapping the reversal of incentive accruals, and prior year sale-leaseback gains, partly offset by cost savings and growth in U.S. Healthcare

•	Fourth quarter sales increased 6.0 percent year-over-year to $37.5 billion, up 6.1 percent on a constant currency basis

Fiscal year financial results

•

Fiscal 2024 loss per share was $10.01, an increase of 180.4 percent compared to the year-ago period. Loss per share in the current year includes a non-cash impairment related to VillageMD goodwill. Prior year results include a charge for opioid-related claims and litigation

•

Adjusted EPS[2] was $2.88, down 27.9 percent on a constant currency basis, reflecting a challenging U.S. retail environment, net reimbursement pressure, lower sale-leaseback gains, and lapping the reversal of incentive accruals in the prior year, partly offset by cost savings and improved profitability in the U.S. Healthcare segment

•	Fiscal 2024 sales increased 6.2 percent to $147.7 billion, up 5.7 percent on a constant currency basis

•	Achieved U.S. Healthcare segment adjusted EBITDA[2] increase of $442 million in fiscal 2024

•	Exceeded fiscal 2024 targets for $1 billion in cost savings, $600 million reduction in capital expenditures, and $500 million in working capital initiatives

•	Fiscal 2024 net debt reduction of $1.9 billion and lease obligations reduction of $1.2 billion

Fiscal 2025 guidance

•

Expecting fiscal 2025 adjusted EPS[2] of $1.40 to $1.80, with growth in U.S. Healthcare and International more than offset by a decline in U.S. Retail Pharmacy, a higher adjusted effective tax rate, and lower contributions from sale-leaseback and Cencora earnings

[2]

The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Strategic actions

•

Announcing footprint optimization program targeting approximately 1,200 closures[3] over the next three years, including approximately 500 closures in fiscal 2025, which will be immediately accretive to adjusted EPS and free cash flow

DEERFIELD, Ill., Oct. 15, 2024 — Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the fiscal year and fourth quarter that ended Aug. 31, 2024.

“Our financial results in the fiscal fourth quarter and full year 2024 reflected our disciplined execution on cost management, working capital initiatives and capex reduction. In fiscal 2025, we are focusing on stabilizing the retail pharmacy by optimizing our footprint, controlling operating costs, improving cash flow, and continuing to address reimbursement models to support dispensing margins and preserve patient access for the future,” said Tim Wentworth, Chief Executive Officer, Walgreens Boots Alliance. “Fiscal 2025 will be an important rebasing year as we advance our strategy to drive value creation. This turnaround will take time, but we are confident it will yield significant financial and consumer benefits over the long term.”

Overview of Fourth Quarter Results

WBA fourth quarter sales increased 6.0 percent from the year-ago quarter to $37.5 billion, an increase of 6.1 percent on a constant currency basis, reflecting sales growth across all segments.

Fourth quarter operating loss was $978 million, an increase of 117.1 percent compared to the year-ago quarter. The increase in operating loss reflects a non-cash goodwill impairment charge related to CareCentrix. Adjusted operating income2 was $424 million, a decrease of 37.7 percent on a constant currency basis, reflecting softer U.S. retail and pharmacy performance, lapping the reversal of incentive accruals and prior year sale-leaseback gains, partly offset by cost savings initiatives and improved profitability in the U.S. Healthcare segment.

Net loss in the fourth quarter was $3.0 billion compared to a net loss of $180 million in the year-ago quarter, primarily driven by a higher operating loss, a $2.3 billion non-cash charge for valuation allowance on deferred tax assets primarily related to opioid liabilities recognized in prior periods, and a non-cash impairment charge related to equity investment in China. Adjusted net earnings2 decreased 41.0 percent to $340 million, down 40.8 percent on a constant currency basis, reflecting lower adjusted operating income.

Loss per share was $3.48, compared to a loss per share of $0.21 in the year-ago quarter. Adjusted EPS2 decreased 41.0 percent to $0.39, reflecting a decrease of 40.8 percent on a constant currency basis.

Net cash provided by operating activities was $1.3 billion in the fourth quarter and free cash flow was $1.1 billion, a $537 million increase compared with the year-ago quarter, each driven primarily by working capital initiatives and lower legal payments in the current period. Free cash flow also benefited from a $239 million decrease in capital expenditures.

Overview of Fiscal Year Results

Sales in fiscal 2024 were $147.7 billion, an increase of 6.2 percent from the year-ago period, and an increase of 5.7 percent on a constant currency basis, reflecting sales growth across all segments.

Operating loss in fiscal 2024 was $14.1 billion, an increase of 104.5 percent compared to the year-ago period. Operating loss in the current period reflects a $12.4 billion non-cash impairment charge related to VillageMD goodwill, which resulted in a $5.8 billion charge attributable to WBA, net of tax and non-controlling interest. Operating loss in the current period also reflects non-cash impairments charges related to certain long-lived assets in the U.S. Retail Pharmacy segment and CareCentrix goodwill. Prior year operating loss reflects a $6.8 billion pre-tax charge for opioid-related claims and litigation and a $431 million non-cash impairment of pharmacy license intangible assets in Boots UK. Adjusted operating income was $2.6 billion, a decrease of 32.6 percent on a constant currency basis, reflecting a challenging U.S. retail environment, net reimbursement pressure, lower sale-leaseback gains and lapping the reversal of incentive accruals in the prior year, partly offset by cost savings and improved profitability in the U.S. Healthcare segment.

Net loss in fiscal 2024 was $8.6 billion, an increase of 180.4 percent compared to the year-ago period, primarily driven by a higher operating loss, a $2.2 billion non-cash charge for valuation allowance on certain deferred tax assets and a $717 million after-tax charge for fair value adjustments on variable prepaid forward derivatives related to the monetization of Cencora shares. Adjusted net earnings2 were $2.5 billion, a decrease of 27.9 percent on a constant currency basis, primarily driven by lower adjusted operating income, partly offset by lower interest expense and a lower adjusted effective tax rate due to the recognition of deferred tax assets in foreign jurisdictions in the second quarter.

Loss per share for fiscal 2024 was $10.01, an increase of 180.4 percent compared to the year-ago period. Adjusted EPS2 was $2.88, a decrease of 27.6 percent, reflecting a decrease of 27.9 percent on a constant currency basis.

Net cash provided by operating activities was $1.0 billion in fiscal 2024. Free cash flow2 was $23 million, a decrease of $642 million from fiscal 2023, with each driven by lower earnings, higher payments related to legal matters and phasing of working capital. Free cash flow benefited from a $736 million decrease in capital expenditures.

Business Segments

U.S. Retail Pharmacy

	Three months ended August 31,		Twelve months ended August 31,
	2024	2023	2024	2023
Sales	$29,470	$27,666	$115,778	$110,314
Adjusted operating income[4]	$220	$554	$2,167	$3,689

The U.S. Retail Pharmacy segment had fourth quarter sales of $29.5 billion, an increase of 6.5 percent from the year-ago quarter. Comparable sales increased 8.3 percent from the year-ago quarter.

Pharmacy sales increased 9.6 percent and comparable pharmacy sales increased 11.7 percent in the fourth quarter, each driven by higher brand inflation and mix impacts. Comparable prescriptions, adjusted to 30-day equivalents increased 2.5 percent and comparable prescriptions excluding immunizations increased 2.6 percent compared with the year-ago quarter. Total prescriptions filled in the quarter, including immunizations, adjusted to 30-day equivalents, increased 1.7 percent to 302 million. Pharmacy margin was negatively impacted by net reimbursement pressure, brand inflation and mix impacts.

Retail sales decreased 3.5 percent and comparable retail sales decreased 1.7 percent compared with the year-ago quarter, reflecting a challenging retail environment and continued channel shift. Retail margin was positively impacted by category mix and higher owned brand penetration, partly offset by elevated shrink levels.

Adjusted operating income4 decreased 60.4 percent to $220 million, reflecting net reimbursement pressure, a $123 million headwind from a prior year incentive accrual release, a $74 million headwind from lower sale-leaseback gains and a challenging retail environment, partly offset by cost savings initiatives.

International

	Three months ended August 31,		Twelve months ended August 31,
	2024	2023	2024	2023
Sales	$5,971	$5,784	$23,552	$22,198
Adjusted operating income[4]	$231	$259	$793	$935

The International segment had fourth quarter sales of $6.0 billion, an increase of 3.2 percent from the year-ago quarter. Sales increased 3.7 percent on a constant currency basis, with the Germany wholesale business sales growing 8.2 percent and Boots UK sales growing 2.3 percent.

Boots UK comparable pharmacy sales increased 10.0 percent compared with the year-ago quarter. Comparable retail sales increased 6.2 percent compared to the year-ago quarter, with growth across all categories. Boots.com continued to perform strongly with sales growing 19 percent, representing 15 percent of Boots total retail sales.

Adjusted operating income4 decreased 10.9 percent to $231 million, a decrease of 10.6 percent on a constant currency basis, mainly due to lapping real estate gains in the year-ago period.

U.S. Healthcare

	Three months ended August 31,		Twelve months ended August 31,
	2024	2023	2024	2023
Sales	$2,113	$1,972	$8,345	$6,570
Operating loss	$(526)	$(294)	$(14,241)	$(1,725)
Adjusted operating income/(loss)[4]	$17	$(83)	$(134)	$(566)
Adjusted EBITDA (Non-GAAP measure)	$65	$(30)	$66	$(376)

The U.S. Healthcare segment had fourth quarter sales of $2.1 billion, an increase of 7.1 percent compared to the year-ago quarter. VillageMD sales increased 7.2 percent, reflecting additional risk lives and fee-for-service revenue. Shields grew 27.8 percent, driven by growth within existing partnerships.

Operating loss in the quarter was $526 million compared to $294 million in the prior year period, reflecting the $332 million non-cash goodwill impairment charge related to CareCentrix. Adjusted operating income4, which excludes certain costs related to stock compensation expense and amortization of acquired intangible assets, was $17 million compared to an adjusted operating loss of $83 million in the year-ago quarter. Adjusted EBITDA2 of $65 million improved by $94 million versus the prior year quarter, driven by cost discipline at VillageMD and growth from Shields.

Fiscal 2025 Outlook

2025
Sales	$147.0 to $151.0 Billion
Adjusted operating income (Non-GAAP measure)	$1.6 to $2.0 Billion
Adjusted EPS (Non-GAAP measure)	$1.40 to $1.80

For fiscal 2025, Walgreens Boots Alliance expects adjusted EPS of $1.40 to $1.80 with growth in U.S. Healthcare and International more than offset by decline in U.S. Retail Pharmacy, a higher adjusted effective tax rate, and lower contributions from sale-leaseback and Cencora earnings.

The Company does not provide a reconciliation for non-GAAP estimates to the most directly comparable financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, such as unusual one-time charges, tax expenses, and material litigation expenses, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call

WBA will hold a conference call to discuss fourth quarter and fiscal 2024 earnings results beginning at 8:30 a.m. Eastern time today, Oct. 15, 2024. A live simulcast as well as related presentation materials will be available through WBA’s investor relations website at: https://investor.walgreensbootsalliance.com. A replay of the conference will be archived on the website for at least 12 months after the event.

[1]

All references to net earnings or net loss are to net earnings or net loss attributable to WBA, and all references to EPS or loss per share are to diluted EPS or diluted loss per share attributable to WBA.

[2]

“Adjusted,” “constant currency” and free cash flow amounts are non-GAAP financial measures. Measures identified as “comparable” constitute key performance indicators. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure, and key performance indicators.

[3]	Future expected store closures of approximately 1,200 includes approximately 300 stores previously approved under the Transformational Cost Management Program.
[4]

The Company uses Adjusted operating income (loss) as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying segment performance and trends. The consolidated WBA measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See the appendix to this release for a discussion of non-GAAP financial measures, including a reconciliation to the most closely correlated GAAP measure.

Cautionary Note Regarding Forward-Looking Statements: This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, estimates of and goals for future operating, financial and tax performance and results, including the impact of opioid-related claims and litigation settlements, our fiscal year 2025 outlook, our long-term outlook and targets and related assumptions and drivers, as well as forward-looking statements concerning the expected execution and effect of our business strategies, including the breadth, timing and impact of the actions related to our strategic review, our ability to successfully turn around the business and return to growth; our ability to reverse valuation allowances on deferred tax assets; and the potential impacts on our business of COVID-19, the impact of adverse global macroeconomic conditions caused by factors including, among others, inflation, high interest rates, labor shortages, supply chain disruptions, and pandemics like COVID-19 on our operations and financial results, the financial performance of our equity method investments, including Cencora, the amount of our goodwill impairment charge (which is based in part on estimates of future performance), the influence of certain holidays and seasonality, our cost-savings and growth initiatives, including statements relating to our expected cost savings under our Footprint Optimization Program and expansion and future operating and financial results of our U.S. Healthcare segment, including our long-term sales targets and profitability expectations. All statements in the future tense and all statements accompanied by words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “vision,” “target,” “aim,” “enable,” “continue,” “transform,” “accelerate,” “model,” “long-term,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” “potential,” “preliminary,” “focusing on,”and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated.

These risks, assumptions and uncertainties include those described in Item 1A (Risk Factors) of our Form 10-K for the fiscal year ended August 31, 2023, as amended, and in other documents that we file or furnish with the Securities and Exchange Commission (the “SEC”). If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. All forward-looking statements we make or that are made on our behalf are qualified by these cautionary statements. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is an integrated healthcare, pharmacy and retail leader serving millions of customers and patients every day, with a 170-year heritage of caring for communities.

A trusted, global innovator in retail pharmacy with approximately 12,500 locations across the U.S., Europe and Latin America, WBA plays a critical role in the healthcare ecosystem. The company is reimagining local healthcare and well-being for all as part of its purpose. Through dispensing medicines, improving access to a wide range of health services, providing high quality health and beauty products and offering anytime, anywhere convenience across its digital platforms, WBA is shaping the future of healthcare.

WBA employs approximately 312,000 people and has a presence in eight countries through its portfolio of consumer brands: Walgreens, Boots, Duane Reade, the No7 Beauty Company and Benavides in Mexico.

Additionally, WBA has a portfolio of healthcare-focused investments located in several countries, including China and the U.S.

The Company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. WBA has been recognized for its commitment to being an inclusive workplace. In fiscal 2024, the Company scored 100% on the Disability Equality Index for disability inclusion.

More Company information is available at www.walgreensbootsalliance.com.

(WBA-ER)

Media Relations	Contact
U.S. / Jim Cohn	+1 224 813 9057
International	+44 (0)20 7980 8585

Investor Relations	Contact
Tiffany Kanaga	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended August 31,		Twelve months ended August 31,
	2024	2023	2024	2023
Sales	$37,547	$35,422	$147,658	$139,081
Cost of sales	31,294	28,947	121,134	112,009

Gross profit	6,253	6,475	26,524	27,072
Selling, general and administrative expenses	6,948	6,991	28,113	34,205
Impairment of goodwill	332	—	12,701	—
Equity earnings in Cencora	49	65	213	252

Operating loss	(978)	(450)	(14,076)	(6,882)
Other income, net	112	231	340	2,043

Loss before interest and income tax provision (benefit)	(866)	(220)	(13,736)	(4,839)
Interest expense, net	132	155	482	580

Loss before income tax provision (benefit)	(998)	(375)	(14,219)	(5,419)
Income tax provision (benefit)	2,082	(151)	1,246	(1,858)
Post-tax earnings from other equity method investments	2	16	17	33

Net loss	(3,078)	(208)	(15,448)	(3,528)
Net loss attributable to non-controlling interests	(73)	(28)	(6,812)	(448)

Net loss attributable to Walgreens Boots Alliance, Inc.	$(3,005)	$(180)	$(8,636)	$(3,080)

Net loss per common share:
Basic	$(3.48)	$(0.21)	$(10.01)	$(3.57)
Diluted	$(3.48)	$(0.21)	$(10.01)	$(3.57)
Weighted average common shares outstanding:
Basic	863.7	864.3	863.1	863.2
Diluted	863.7	864.3	863.1	863.2

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in millions)

	August 31, 2024	August 31, 2023
Assets
Current assets:
Cash and cash equivalents	$1,319	$728
Marketable securities	1,790	11
Accounts receivable, net	5,851	5,381
Inventories	8,320	8,257
Other current assets	1,055	1,127

Total current assets	18,335	15,503
Non-current assets:
Property, plant and equipment, net	9,772	11,587
Operating lease right-of-use assets	20,335	21,667
Goodwill	15,506	28,187
Intangible assets, net	12,973	13,635
Equity method investments	2,269	3,497
Other non-current assets	1,846	2,550

Total non-current assets	62,702	81,125

Total assets	$81,037	$96,628

Liabilities, redeemable non-controlling interests and equity
Current liabilities:
Short-term debt	$1,505	$917
Trade accounts payable	14,082	12,635
Operating lease obligations	2,382	2,347
Accrued expenses and other liabilities	8,673	8,426
Income taxes	312	209

Total current liabilities	26,953	24,535
Non-current liabilities:
Long-term debt	8,044	8,145
Operating lease obligations	20,921	22,124
Deferred income taxes	1,195	1,318
Accrued litigation obligations	6,008	6,261
Other non-current liabilities	5,736	5,757

Total non-current liabilities	41,905	43,605

Redeemable non-controlling interests	174	167
Total equity	12,005	28,322

Total liabilities, redeemable non-controlling interests and equity	$81,037	$96,628

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Twelve months ended August 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(15,448)	$(3,528)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,459	2,257
Deferred income taxes	917	(2,371)
Stock compensation expense	182	385
Earnings from equity method investments	(230)	(286)
Impairment of goodwill, intangibles and long-lived assets	14,370	1,293
Gain on sale of equity method investments	(1,520)	(1,855)
Gain on sale-leaseback transactions	(295)	(925)
Loss (gain) on variable prepaid forward contracts	946	(19)
Impairment of equity method investments and investments in debt and equity securities	364	36
Other	(242)	(173)
Changes in operating assets and liabilities:
Accounts receivable, net	(464)	72
Inventories	(31)	287
Other current assets	82	(188)
Trade accounts payable	1,409	1,243
Accrued expenses and other liabilities	(536)	(561)
Income taxes	30	441
Accrued litigation obligations	(333)	6,378
Other non-current assets and liabilities	(643)	(228)

Net cash provided by operating activities	1,018	2,258
Cash flows from investing activities:
Additions to property, plant and equipment	(1,381)	(2,117)
Proceeds from sale-leaseback transactions	898	1,767
Proceeds from sale of other assets	2,860	4,495
Business, investment and asset acquisitions, net of cash acquired	(402)	(7,313)
Other	(97)	75

Net cash provided by (used for) investing activities	1,878	(3,094)
Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	(2)	(1)
Proceeds from debt	31,365	6,276
Payments of debt	(30,474)	(8,978)
Acquisition of non-controlling interests	—	(1,316)
Proceeds from issuance of non-controlling interests	—	2,725

Proceeds from variable prepaid forwards	424	2,568
Treasury stock purchases	(69)	(150)
Cash dividends paid	(1,260)	(1,659)
Early debt extinguishment	(318)	—
Other	(203)	(351)

Net cash used for financing activities	(538)	(887)
Effect of exchange rate changes on cash, cash equivalents, marketable securities and restricted cash	4	20
Changes in cash, cash equivalents, marketable securities and restricted cash
Net increase (decrease) in cash, cash equivalents, marketable securities and restricted cash	2,362	(1,702)
Cash, cash equivalents, marketable securities and restricted cash at beginning of period	856	2,558

Cash, cash equivalents, marketable securities and restricted cash at end of period	$3,218	$856

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under the SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in the Company’s historical operating results. The Company also uses non-GAAP financial measures as a basis for certain compensation programs it sponsors. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

The Company does not provide a reconciliation for non-GAAP estimates to the most directly comparable GAAP financial measures on a forward-looking basis where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, such as unusual one-time charges, tax expenses, and material litigation expenses, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the U.S. reporting in currencies other than the U.S. dollar and such presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

The twelve months ended August 31, 2024 comparable sales and prescriptions filled figures for the Company exclude the benefit of this year’s leap day.

For the Company’s U.S. Retail Pharmacy and International segments, Comparable sales are defined as sales from stores that have been open for at least twelve consecutive months without closure for seven or more consecutive days, including due to looting or store damage, and without a major remodel or being subject to a natural disaster, in the past twelve months as well as e-commerce sales. Comparable sales in constant currency exclude wholesale sales in Germany and sales from dispositions in the current period. E-commerce sales include digitally initiated sales online or through mobile applications. Relocated stores are not included as comparable sales for the first twelve months after the relocation. Acquired stores are not included as comparable sales for the first twelve months after acquisition or conversion, when applicable, whichever is later. Comparable sales, comparable pharmacy sales, comparable retail sales, comparable number of prescriptions and comparable number of 30-day equivalent prescriptions refer to total sales, pharmacy sales, retail sales, number of prescriptions and number of 30-day equivalent prescriptions, respectively. The method of calculating comparable sales varies across the retail industry and our method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the International segment, comparable sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which is a non-GAAP financial measure. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The Company considers certain metrics, such as comparable sales (in constant currency), comparable pharmacy sales (in constant currency), comparable retail sales (in constant currency), comparable number of prescriptions, and comparable 30-day equivalent prescriptions to be key performance indicators because the Company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the Company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET LOSS TO ADJUSTED NET EARNINGS AND DILUTED NET LOSS PER SHARE TO ADJUSTED DILUTED NET EARNINGS PER SHARE

	(in millions, except per share amounts)
	Three months ended August 31,		Twelve months ended August 31,
	2024	2023	2024	2023
Net loss attributable to Walgreens Boots Alliance, Inc. (GAAP)	$(3,005)	$(180)	$(8,636)	$(3,080)
Adjustments to operating loss:
Impairment of goodwill, intangibles and long-lived assets [1]	332	—	13,422	299
Certain legal and regulatory accruals and settlements [2]	185	217	561	7,466
Transformational cost management [3]	489	485	891	1,181
Acquisition-related amortization [4]	264	275	1,075	1,126
Acquisition-related costs [5]	62	65	542	323
Adjustments to equity earnings in Cencora [6]	33	33	162	211
LIFO provision [7]	36	97	47	187
Store damage and inventory loss insurance recovery [8]	—	(40)	—	(40)

Total adjustments to operating loss	1,402	1,133	16,701	10,752
Adjustments to other income, net:
Impairment of equity method investment and investments in debt and equity securities [9]	364	—	364	—
Loss on disposal of business [10]	(2)	34	2	34
Loss (gain) on certain non-hedging derivatives [11]	213	(45)	946	(19)
Gain on investments, net [12]	—	(32)	—	(109)
Gain on sale of equity method investment [13]	(673)	(163)	(1,614)	(1,855)

Total adjustments to other income, net	(98)	(207)	(301)	(1,949)
Adjustments to interest expense, net:
Interest expense on debt [14]	6	—	19	—

Total adjustments to interest expense, net	6	—	19	—
Adjustments to income tax provision (benefit):
Equity method non-cash tax [15]	7	11	27	44
Discrete tax items and tax impact of adjustments [15]	2,036	(219)	1,216	(2,187)

Total adjustments to income tax provision (benefit)	2,043	(208)	1,243	(2,143)
Adjustments to post-tax earnings from other equity method investments:
Adjustments to earnings in other equity method investments [16]	15	9	40	40

Total adjustments to post-tax earnings from other equity method investments	15	9	40	40
Adjustments to net loss attributable to non-controlling interests:
Impairment of goodwill, intangibles and long-lived assets [1]	—	—	(6,195)	—
Transformational cost management [3]	1	—	—	—
Loss on disposal of business [10]	1	(14)	1	(14)
Acquisition-related costs [5]	(17)	(10)	(217)	(80)
Discrete tax items [15]	37	108	37	108
Acquisition-related amortization [4]	(48)	(56)	(200)	(196)

Total adjustments to net loss attributable to non-controlling interests	(25)	28	(6,573)	(182)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$340	$575	$2,491	$3,439

Diluted net loss per common share (GAAP) [17]	$(3.48)	$(0.21)	$(10.01)	$(3.57)
Adjustments to operating loss	1.62	1.31	19.32	12.45
Adjustments to other income, net	(0.11)	(0.24)	(0.35)	(2.26)
Adjustments to interest expense, net	0.01	—	0.02	—
Adjustments to income tax provision (benefit)	2.36	(0.24)	1.44	(2.48)
Adjustments to post-tax earnings from other equity method investments	0.02	0.01	0.05	0.05
Adjustments to net loss attributable to non-controlling interests	(0.03)	0.03	(7.61)	(0.21)

Adjusted diluted net earnings per common share (Non-GAAP measure) [18]	$0.39	$0.67	$2.88	$3.98

Weighted average common shares outstanding, diluted (in millions) [18]	864.1	864.3	864.3	864.0

[1]

In the second quarter of fiscal 2024, the Company recorded $12.4 billion of non-cash impairment charges related to VillageMD goodwill. In the fourth quarter of fiscal 2024, the Company recorded $332 million of non-cash impairment charges related to CareCentrix goodwill. These charges are recorded within Selling, general and administrative expenses and Impairment of goodwill within the Consolidated Statements of Earnings. In fiscal 2023, the Company recognized a $431 million impairment of pharmacy license intangible assets in Boots UK of which $132 million was attributed to additional store closures recognized as part of the Transformational Cost Management Program. These charges are recorded within Selling, general and administrative expenses within the Consolidated Statements of Earnings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance.

[2]

Certain legal and regulatory accruals and settlements relate to significant charges associated with certain legal proceedings, including legal defense costs. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded in Selling, general and administrative expenses within the Consolidated Statements of Earnings. In fiscal 2024 and 2023, the Company recorded charges related to the opioid litigation Multistate Agreement and certain other legal matters.

[3]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[4]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[5]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Operating (loss) income within the Consolidated Statements of Earnings. Examples of such costs include deal costs, severance, stock-based compensation, employee transaction success bonuses, and other integration related exit and disposal charges. These charges are primarily recorded within Selling, general and administrative expenses within the Consolidated Statements of Earnings. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[6]

Adjustments to equity earnings in Cencora consist of the Company’s proportionate share of non-GAAP adjustments reported by Cencora consistent with the Company’s non-GAAP measures. Adjustments are recorded to equity earnings in Cencora within the Consolidated Statements of Earnings.

[7]

The Company’s U.S. Retail Pharmacy segment inventory is accounted for using the last-in-first-out (“LIFO”) method. This adjustment represents the impact on cost of sales as if the U.S. Retail Pharmacy segment inventory is accounted for using first-in first-out (“FIFO”) method. The LIFO provision is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. Therefore, the Company cannot control the amounts recognized or timing of these items. These charges are recorded within Cost of sales within the Consolidated Statements of Earnings.

[8]

Store damage and inventory loss insurance recovery for losses incurred in fiscal 2020 as a result of looting in the U.S. These charges are primarily recorded within Selling, general and administrative expenses within the Consolidated Statements of Earnings.

[9]

Impairment of equity method investment and investments in debt and equity securities includes impairment of certain investments. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business and it does not incur such charges on a predictable basis. Exclusion of such charges enables more consistent evaluation of the Company’s operating performance. These charges are recorded within Other income, net, in the Consolidated Statements of Earnings.

[10]	Includes gains or losses related to the sale of businesses. These charges are recorded to Other income, net, in the Consolidated Statements of Earnings.
[11]

Includes fair value gains or losses on the VPF derivatives and certain derivative instruments used as economic hedges of the Company’s net investments in foreign subsidiaries. These charges are recorded within Other income, net, in the Consolidated Statements of Earnings. The Company does not believe this volatility related to the non-cash mark-to-market adjustments on the underlying derivative instruments reflects the Company’s operational performance.

[12]

Includes significant gains resulting from the change in classification of investments as well as the fair value adjustments recorded on investments in equity securities to Other income, net, in the Consolidated Statements of Earnings. In fiscal 2023, the Company recorded pre-tax gains of $109 million related to the change in classification of its previously held equity method investment in Option Care Health to an investment in equity security held at fair value and subsequent related fair value adjustments.

[13]

Gains on the sale of equity method investments are recorded in Other income, net within the Consolidated Statements of Earnings. The Company excludes these charges when evaluating operating performance because these do not relate to the ordinary course of the Company’s business.

[14]

Includes interest expense on external debt to fund incremental contributions to the Boots Plan required to complete the Trustee’s acquisition of a bulk annuity policy (the “Buy-In”) from Legal & General. The payments and related incremental interest expense are not indicative of normal operating performance.

[15]

In fiscal 2024, the Company recorded a $2.2 billion non-cash charge due to recognition of a valuation allowance against certain U.S. and state deferred tax assets primarily related to opioid liabilities recognized in prior periods. Adjustments to income tax provision (benefit) include adjustments to the GAAP basis tax provision (benefit) commensurate with non-GAAP adjustments and certain discrete tax items including U.S. and UK tax law changes and equity method non-cash tax. These charges are recorded within Income tax provision (benefit) within the Consolidated Statements of Earnings.

[16]

Adjustments to post-tax earnings from other equity method investments consist of the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the Company’s non-GAAP adjustments. These charges are recorded in Post-tax earnings from other equity method investments within the Consolidated Statements of Earnings. Although the Company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the Company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[17]

Due to the anti-dilutive effect resulting from periods where the Company reports a net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the calculation of weighted-average common shares outstanding for diluted net loss per common share.

[18]	Includes impact of potentially dilutive securities in the calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Three months ended August 31, 2024
	U.S. Retail Pharmacy [1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$29,470	$5,971	$2,113	$(7)	$37,547
Gross profit (GAAP)	$4,706	$1,305	$236	$7	$6,253
LIFO provision	36	—	—	—	36
Transformational cost management	21	2	—	—	23
Acquisition-related amortization	6	—	17	—	22

Adjusted gross profit (Non-GAAP measure)	$4,768	$1,307	$253	$7	$6,334

Selling, general and administrative expenses (GAAP) [3]	$5,377	$1,091	$762	$50	$7,280
Transformational cost management	(452)	7	(21)	—	(467)
Impairment of goodwill, intangibles, and long-lived assets	—	—	(332)	—	(332)
Acquisition-related amortization	(101)	(16)	(125)	—	(242)
Certain legal and regulatory accruals and settlements	(185)	—	—	—	(185)
Acquisition-related costs	(8)	(6)	(49)	1	(62)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,631	$1,076	$236	$50	$5,992

Operating (loss) income (GAAP)	$(623)	$214	$(526)	$(43)	$(978)
Transformational cost management	473	(5)	21	—	489
Impairment of goodwill, intangibles and long-lived assets	—	—	332	—	332
Acquisition-related amortization	107	16	142	—	264
Certain legal and regulatory accruals and settlements	185	—	—	—	185
Acquisition-related costs	8	6	49	(1)	62
LIFO provision	36	—	—	—	36
Adjustments to equity earnings in Cencora	33	—	—	—	33

Adjusted operating income (loss) (Non-GAAP measure)	$220	$231	$17	$(43)	$424

Gross margin (GAAP)	16.0%	21.9%	11.2%		16.7%
Adjusted gross margin (Non-GAAP measure)	16.2%	21.9%	12.0%		16.9%
Selling, general and administrative expenses percent to sales (GAAP) [3]	18.2%	18.3%	36.1%		19.4%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	15.7%	18.0%	11.1%		16.0%
Operating margin [2]	(2.3)%	3.6%	(24.9)%		(2.7)%
Adjusted operating margin (Non-GAAP measure) [2]	0.5%	3.9%	0.8%		0.9%

[1]

Operating loss for U.S. Retail Pharmacy includes equity earnings in Cencora. As a result of the two month reporting lag, operating loss for the three month period ended August 31, 2024 includes Cencora equity earnings for the period of April 1, 2024 through June 30, 2024.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in Cencora and adjusted equity earnings in Cencora, respectively.
[3]	Includes goodwill impairment of $332 million in U.S. Healthcare in the three months ended August 31, 2024.

NON-GAAP RECONCILIATIONS BY SEGMENT

	( in millions)
	Three months ended August 31, 2023
	U.S. Retail Pharmacy [1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$27,666	$5,784	$1,972	$—	$35,422
Gross profit (GAAP)	$5,077	$1,284	$114	$—	$6,475
LIFO provision	97	—	—	—	97
Acquisition-related amortization	5	—	32	—	38
Store damage and inventory loss insurance recovery	(14)	—	—	—	(14)

Adjusted gross profit (Non-GAAP measure)	$5,166	$1,284	$147	$—	$6,596

Selling, general and administrative expenses (GAAP)	$5,460	$1,061	$409	$61	$6,991
Transformational cost management	(462)	(16)	(2)	(5)	(485)
Acquisition-related amortization	(80)	(16)	(141)	—	(237)
Certain legal and regulatory accruals and settlements	(217)	—	—	—	(217)
Acquisition-related costs	(16)	(5)	(36)	(9)	(65)
Store damage and inventory loss insurance recovery	25	—	—	—	25

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,710	$1,025	$230	$48	$6,012

Operating (loss) income (GAAP)	$(317)	$222	$(294)	$(61)	$(450)
Transformational cost management	462	16	2	5	485
Acquisition-related amortization	86	16	173	—	275
Certain legal and regulatory accruals and settlements	217	—	—	—	217
LIFO provision	97	—	—	—	97
Acquisition-related costs	16	5	36	9	65
Adjustments to equity earnings in Cencora	33	—	—	—	33
Store damage and inventory loss insurance recovery	(40)	—	—	—	(40)

Adjusted operating income (loss) (Non-GAAP measure)	$554	$259	$(83)	$(48)	$683

Gross margin (GAAP)	18.4%	22.2%	5.8%		18.3%
Adjusted gross margin (Non-GAAP measure)	18.7%	22.2%	7.4%		18.6%
Selling, general and administrative expenses percent to sales (GAAP)	19.7%	18.3%	20.7%		19.7%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.0%	17.7%	11.7%		17.0%
Operating margin [2]	(1.4)%	3.8%	(14.9)%		(1.5)%
Adjusted operating margin (Non-GAAP measure) [2]	1.6%	4.5%	(4.2)%		1.6%

[1]

Operating loss for U.S. Retail Pharmacy includes equity earnings in Cencora. As a result of the two-month reporting lag, operating loss for the three month period ended August 31, 2023 includes Cencora equity earnings for the period of April 1, 2023 through June 30, 2023.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in Cencora and adjusted equity earnings in Cencora, respectively.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Twelve months ended August 31, 2024
	U.S. Retail Pharmacy [1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$115,778	$23,552	$8,345	$(16)	$147,658
Gross profit (GAAP)	$20,736	$5,025	$734	$30	$26,524
Acquisition-related amortization	22	—	79	—	100
Transformational cost management	49	2	—	—	51
LIFO provision	47	—	—	—	47

Adjusted gross profit (Non-GAAP measure)	$20,854	$5,027	$812	$30	$26,723

Selling, general and administrative expenses (GAAP) [3]	$21,334	$4,343	$14,974	$163	$40,814
Impairment of goodwill, intangibles and long-lived assets	(477)	—	(12,911)	(34)	(13,422)
Acquisition-related amortization	(372)	(62)	(541)	—	(975)
Transformational cost management	(777)	(30)	(26)	(6)	(839)
Certain legal and regulatory accruals and settlements	(561)	—	—	—	(561)
Acquisition-related costs	(84)	(17)	(550)	109	(542)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$19,062	$4,234	$946	$232	$24,474

Operating (loss) income (GAAP)	$(385)	$682	$(14,241)	$(133)	$(14,076)
Impairment of goodwill, intangibles and long-lived assets	477	—	12,911	34	13,422
Acquisition-related amortization	393	62	620	—	1,075
Transformational cost management	827	32	26	6	891
Certain legal and regulatory accruals and settlements	561	—	—	—	561
Acquisition-related costs	84	17	550	(109)	542
Adjustments to equity earnings in Cencora	162	—	—	—	162
LIFO provision	47	—	—	—	47

Adjusted operating income (loss) (Non-GAAP measure)	$2,167	$793	$(134)	$(202)	$2,624

Gross margin (GAAP)	17.9%	21.3%	8.8%		18.0%
Adjusted gross margin (Non-GAAP measure)	18.0%	21.3%	9.7%		18.1%
Selling, general and administrative expenses percent to sales (GAAP) [3]	18.4%	18.4%	179.4%		27.6%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.5%	18.0%	11.3%		16.6%
Operating margin [2]	(0.5)%	2.9%	(170.7)%		(9.7)%
Adjusted operating margin (Non-GAAP measure) [2]	1.5%	3.4%	(1.6)%		1.5%

[1]

Operating loss for U.S. Retail Pharmacy includes equity earnings in Cencora. As a result of the two month reporting lag, operating loss for the twelve month period ended August 31, 2024 includes Cencora equity earnings for the period of July 1, 2023 through June 30, 2024.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in Cencora and adjusted equity earnings in Cencora, respectively.
[3]	Includes goodwill impairment of $12.7 billion in U.S. Healthcare in the twelve months ended August 31, 2024.

NON-GAAP RECONCILIATIONS BY SEGMENT

	(in millions)
	Twelve months ended August 31, 2023
	U.S. Retail Pharmacy [1]	International	U.S. Healthcare	Corporate and Other	Walgreens Boots Alliance, Inc.
Sales	$110,314	$22,198	$6,570	$—	$139,081
Gross profit (GAAP)	$22,115	$4,704	$252	$—	$27,072
LIFO provision	187	—	—	—	187
Acquisition-related amortization	21	—	102	—	123
Acquisition-related costs	—	—	60	—	60
Store damage and inventory loss insurance recovery	(14)	—	—	—	(14)

Adjusted gross profit (Non-GAAP measure)	$22,309	$4,704	$414	$—	$27,427

Selling, general and administrative expenses (GAAP)	$27,674	$4,326	$1,977	$228	$34,205
Certain legal and regulatory accruals and settlements	(7,466)	—	—	—	(7,466)
Transformational cost management	(830)	(222)	(115)	(14)	(1,181)
Acquisition-related amortization	(301)	(60)	(642)	—	(1,003)
Impairment of intangible assets	—	(299)	—	—	(299)
Acquisition-related costs	(19)	25	(241)	(27)	(263)
Store damage and inventory loss insurance recovery	25	—	—	—	25

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$19,083	$3,769	$980	$187	$24,019

Operating (loss) income (GAAP)	$(5,307)	$379	$(1,725)	$(228)	$(6,882)
Certain legal and regulatory accruals and settlements	7,466	—	—	—	7,466
Transformational cost management	830	222	115	14	1,181
Acquisition-related amortization	322	60	743	—	1,126
Acquisition-related costs	19	(25)	301	27	323
Impairment of intangible assets	—	299	—	—	299
Adjustments to equity earnings in Cencora	211	—	—	—	211
LIFO provision	187	—	—	—	187
Store damage and inventory loss insurance recovery	(40)	—	—	—	(40)

Adjusted operating income (loss) (Non-GAAP measure)	$3,689	$935	$(566)	$(187)	$3,871

Gross margin (GAAP)	20.0%	21.2%	3.8%		19.5%
Adjusted gross margin (Non-GAAP measure)	20.2%	21.2%	6.3%		19.7%
Selling, general and administrative expenses percent to sales (GAAP)	25.1%	19.5%	30.1%		24.6%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.3%	17.0%	14.9%		17.3%
Operating margin [2]	(5.0)%	1.7%	(26.3)%		(5.1)%
Adjusted operating margin (Non-GAAP measure) [2]	2.9%	4.2%	(8.6)%		2.4%

[1]

Operating loss for U.S. Retail Pharmacy includes equity earnings in Cencora. As a result of the two month reporting lag, operating loss for the twelve month period ended August 31, 2023 includes Cencora equity earnings for the period of July 1, 2022 through June 30, 2023.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in Cencora and adjusted equity earnings in Cencora, respectively.

OPERATING LOSS TO ADJUSTED EBITDA FOR THE U.S. HEALTHCARE SEGMENT

	(in millions)
	Three months ended August 31,		Twelve months ended August 31,
	2024	2023	2024	2023
Operating loss (GAAP) [1]	$(526)	$(294)	$(14,241)	$(1,725)
Impairment of goodwill, intangibles and long-lived assets [2]	332	—	12,911	—
Acquisition-related amortization [3]	142	173	620	743
Acquisition-related costs [4]	49	36	550	301
Transformational cost management [5]	21	2	26	115

Adjusted operating income (loss)	17	(83)	(134)	(566)
Depreciation expense	33	37	146	129
Stock-based compensation expense [6]	14	16	53	61

Adjusted EBITDA (Non-GAAP measure)	$65	$(30)	$66	$(376)

[1]

The Company reconciles Adjusted EBITDA for the U.S. Healthcare segment to Operating loss as the closest GAAP measure for the segment profitability. The Company does not measure Net earnings attributable to Walgreens Boots Alliance, Inc. for its segments.

[2]

In the second quarter of fiscal 2024, the Company recorded $12.4 billion of non-cash impairment charges related to VillageMD goodwill. In the fourth quarter of fiscal 2024, the Company recorded $332 million of non-cash impairment charges related to CareCentrix goodwill. These charges are recorded within Selling, general and administrative expenses and Impairment of goodwill within the Consolidated Statements of Earnings. The Company excludes these charges when evaluating operating performance because it does not incur such charges on a predictable basis and exclusion of such charges enables more consistent evaluation of the Company’s operating performance.

[3]

Acquisition-related amortization includes amortization of acquisition-related intangible assets and stock-based compensation fair valuation adjustments. Amortization of acquisition-related intangible assets includes amortization of intangible assets such as customer relationships, trade names, trademarks, developed technology and contract intangibles. Intangible asset amortization excluded from the related non-GAAP measure represents the entire amount recorded within the Company’s GAAP financial statements. The revenue generated by the associated intangible assets has not been excluded from the related non-GAAP measures. Amortization expense, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired, or the estimated useful life of an intangible asset is revised. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Statements of Earnings. The stock-based compensation fair valuation adjustment reflects the difference between the fair value based remeasurement of awards under purchase accounting and the grant date fair valuation. Post-acquisition compensation expense recognized in excess of the original grant date fair value of acquiree awards are excluded from the related non-GAAP measures as these arise from acquisition-related accounting requirements or agreements, and are not reflective of normal operating activities.

[4]

Acquisition-related costs are transaction and integration costs associated with certain merger, acquisition and divestitures related activities recorded in Operating (loss) income within the Consolidated Statements of Earnings. Examples of such costs include deal costs, severance, stock-based compensation, employee transaction success bonuses, and other integration related exit and disposal charges. These charges are primarily recorded within Selling, general and administrative expenses within the Consolidated Statements of Earnings. These costs are significantly impacted by the timing and complexity of the underlying merger, acquisition and divestitures related activities and do not reflect the Company’s current operating performance.

[5]

Transformational Cost Management Program charges are costs associated with a formal restructuring plan. These charges are primarily recorded in Selling, general and administrative expenses within the Consolidated Statements of Earnings. These costs do not reflect current operating performance and are impacted by the timing of restructuring activity.

[6]	Includes GAAP stock-based compensation expense excluding expenses related to acquisition-related amortization and acquisition-related costs.

EQUITY EARNINGS IN CENCORA

	(in millions)
	Three months ended August 31,		Twelve months ended August 31,
	2024	2023	2024	2023
Equity earnings in Cencora (GAAP)	$49	$65	$213	$252
Amortization of basis difference in OneOncology investment	—	—	2	—
Gain/Loss from divestitures	—	—	(7)	—
Acquisition-related intangibles amortization	26	36	120	133
LIFO expense	1	4	4	35
Employee severance, litigation, and other	—	—	—	21
Restructuring and other expenses	4	8	23	18
Acquisition integration and restructuring expenses	3	2	12	18
Turkey hyperinflation impact	1	9	11	16
Tax reform	1	1	—	5
Recovery of non-customer note receivable	—	(1)	—	(1)
Gain/Loss on remeasurement of equity investment	2	—	3	(1)
Certain discrete tax expense	—	—	—	(2)
Litigation and opioid-related expenses	1	(12)	16	(8)
Gain from antitrust litigation settlements	(5)	(15)	(20)	(23)

Adjusted equity earnings in Cencora (Non-GAAP measure)	$82	$98	$375	$463

ADJUSTED EFFECTIVE TAX RATE

	(in millions)
	Three months ended August 31, 2024			Three months ended August 31, 2023
	(Loss) earnings before income tax provision	Income tax provision	Effective tax rate	(Loss) Earnings before income tax (benefit) provision	Income tax (benefit) provision	Effective tax rate
Effective tax rate (GAAP)	$(998)	$2,082	NM	$(375)	$(151)	40.3%
Impact of non-GAAP adjustments and discrete tax items [1]	1,311	(2,185)		926	394
Adjusted tax rate true-up	—	148		—	(174)
Equity method non-cash tax	—	(7)		—	(11)

Subtotal	$313	$38		$551	$57
Exclude adjusted equity earnings in Cencora	(82)	—		(98)	—

Adjusted effective tax rate excluding adjusted equity earnings in Cencora (Non-GAAP measure)	$230	$38	16.6%	$453	$57	12.6%

	(in millions)
	Twelve months ended August 31, 2024			Twelve months ended August 31, 2023
	(Loss) earnings before income tax provision	Income tax provision	Effective tax rate	(Loss) Earnings before income tax (benefit) provision	Income tax (benefit) provision	Effective tax rate
Effective tax rate (GAAP)	$(14,219)	$1,246	(8.8)%	$(5,419)	$(1,858)	34.3%
Impact of non-GAAP adjustments and discrete tax items [1]	16,418	(1,216)		8,804	2,180
Adjusted tax rate true-up	—	—		—	7
Equity method non-cash tax	—	(27)		—	(44)

Subtotal	$2,200	$3		$3,384	$285
Exclude adjusted equity earnings in Cencora	(375)	—		(463)	—

Adjusted effective tax rate excluding adjusted equity earnings in Cencora (Non-GAAP measure)	$1,824	$3	0.2%	$2,921	$285	9.8%

NM - Not meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful.

[1]

Fiscal 2024 Income tax provision includes a $2.2 billion non-cash charge for valuation allowance on deferred tax assets. A significant portion of the Company’s deferred tax assets impacted by the fiscal 2024 valuation allowance was recognized as a result of the fiscal 2023 opioid charge.

FREE CASH FLOW

	(in millions)
	Three months ended August 31,		Twelve months ended August 31,
	2024	2023	2024	2023
Net cash provided by operating activities (GAAP)	$1,331	$1,039	$1,018	$2,258
Less: Additions to property, plant and equipment	(245)	(484)	(1,381)	(2,117)
Plus: Acquisition related payments [2]	—	(6)	—	524
Plus: Bulk purchase annuity premium contributions [3]	—	—	386	—

Free cash flow (Non-GAAP measure) [1]	$1,086	$549	$23	$665

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures), plus acquisition related payments and incremental pension payments made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to the Consolidated Statement of Cash Flows.

[2]

In fiscal 2023, the Company paid $335 million to settle liability classified share-based payment awards related to acquiring the remaining 30% equity interest in Shields, $101 million to settle liability classified share-based payment awards related to acquiring the remaining 45% equity interest in CareCentrix, and also one-time compensation costs related to VillageMD’s acquisition of Summit. These payments are not indicative of normal operating performance.

[3]

In fiscal 2024, the Company made incremental pension contributions of $386M to the Boots Plan as part of the Trustee’s acquisition of a bulk annuity policy (the “Buy-In”) from Legal and General. The payments are not indicative of normal operating performance.

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